FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

(100% US Treasury Master Fund)

MASTER TRUST

1285 Avenue of the Americas

New York, New York 10019

Dated as of August 20, 2026

UBS Asset Management (Americas) LLC

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

1. 100% US Treasury Master Fund (the “Fund”) is a series of Master Trust, a Delaware statutory trust (the “Trust”). Operating expenses of the Fund are annual rates expressed as a percentage of average daily net assets.

2. UBS Asset Management (Americas) LLC (“UBS AM”) hereby agrees that UBS AM will waive a portion of the management fees payable to it by the Fund and/or reimburse the Fund for its other operating expenses to the extent that the aggregate operating expenses of the Fund through August 31, 2027 otherwise would exceed 0.10% (the “Maximum Permitted Rate”).

3. UBS AM further agrees that it will continue the applicable fee waivers and/or expense reimbursements under Paragraph 2 above until the later of August 31, 2027 or the date on which the Fund’s prospectus is updated to reflect superseding waiver/reimbursement arrangements, if any, or the termination thereof.

4. The Maximum Permitted Rate of the Fund does not include any expenses attributable to (1) dividend expense, borrowing costs, and interest expense relating to short sales and (2) investments in other investment companies, interest, taxes, brokerage commissions, expenses related to interestholders’ meetings and extraordinary expenses, and UBS AM is not obligated to waive fees or reimburse operating expenses to the extent that the Fund’s aggregate operating expenses exceed the Maximum Permitted Rate because of the aforesaid.

5. The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay to UBS AM the fee waivers/expense reimbursements made by it pursuant to Paragraph 2. UBS AM may waive the right to be repaid such fee waivers/expense reimbursements, as agreed between the Trust and UBS AM from time to time. Such repayment shall be made only out of assets of the Fund for which a fee waiver/expense reimbursement was made. In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which UBS AM waived fees or reimbursed the Fund for its operating expenses under this Agreement without causing the aggregate operating expenses of the Fund during a year in which such repayment is made to exceed the lesser of any applicable expense limit that is in place for the Fund (i) at the time of the waiver or reimbursement, or (ii) at the time of recoupment. The Trust agrees to furnish or otherwise make available to UBS AM such copies of its financial statements, reports, and other information relating to its business and affairs as UBS AM may, at any time or from time to time, reasonably request in connection with this Agreement.

6. This Agreement shall terminate automatically upon the termination of the management agreement between UBS AM and the Trust with respect to the Fund; provided, however, that the Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

7. UBS AM understands that it shall look only to the assets of the Fund for performance of this Agreement and for payment of any claim it may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or interestholders, whether past, present or future, shall be personally liable therefor.

8. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 7 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. This Agreement may be signed in counterpart. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Master Trust, on behalf of 100% US Treasury Master Fund.

By: /s/ Keith A. Weller	By: /s/ Eric Sanders
Name: Keith A. Weller	Name: Eric Sanders
Title: Vice President & Secretary	Title: Vice President & Assistant Secretary

The foregoing Agreement is hereby accepted as of August 20, 2026.

UBS Asset Management (Americas) LLC

By: /s/ Mark E. Carver	By: /s/ Rose Ann Bubloski
Name: Mark E. Carver	Name: Rose Ann Bubloski
Title: Executive Director	Title: Director